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                                                            EXHIBIT 10.5


                        LOAN AND SHARE ISSUANCE AGREEMENT

     This Agreement (the "Agreement") is entered into as of 22 October 1998, by and between ValueClick, LLC, a California limited liability company ("ValueClick") and Jonathan Hendriksen ("Hendriksen").

WHEREAS Hendriksen intends to cause the incorporation of a Japanese joint stock corporation (KABUSHIKI KAISHA) to be known as "ValueClick Japan Inc." (the "Company") and immediately following its incorporation will be the Company's representative director; AND WHEREAS the parties have agreed that ValueClick will make a loan on the terms and conditions below (the "Loan") to Hendriksen to help him establish the Company.

NOW THEREFORE the parties intending to be legally bound hereby agree as follows.

1. LOAN ADVANCE. Forthwith upon the execution of this Agreement, ValueClick shall make the Loan by advancing the sum of One Hundred Thousand United States Dollars (US$100,000) to Hendriksen by wire transfer to a bank account in Japan designated by Hendriksen.

2. INTEREST AND REPAYMENT. The Loan shall bear interest at the rate of ten percent (10%) per annum. Hendriksen shall repay the Loan, both principal and interest, forthwith upon demand by ValueClick.

3. SHARE ISSUANCE. Upon the Company's incorporation, Hendriksen shall cause the Company (a) to issue to ValueClick common shares in the Company equivalent to thirty one and seven tenths percent (31.7%) of its issued and outstanding capital stock (the "Shares") and (b) provide ValueClick with a share certificate evidencing ValueClick's ownership of the Shares (the "Certificate"). Hendriksen shall determine the subscription price for the Shares and shall pay such amount into the Company on ValueClick's behalf out of the Loan advance.

     The Company shall have no issued or authorized capital stock other than common shares. ValueClick shall cooperate in the said share issuance by executing such standard documents as may reasonably be required.

4. LOAN CANCELLATION. Notwithstanding anything in this Agreement, the Loan shall be deemed cancelled and satisfied in full immediately upon the Company's issuance of the Certificate. Thereafter, Hendriksen shall not be required to make any repayment of principal or interest on the Loan.

5. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

                                                 ValueClick, LLC


    /s/  Jonathan Hendriksen                     /s/    [illegible]
    ------------------------                     ----------------------------
      Jonathan Hendriksen                        per Brian Coryat, President